     As filed with the Securities and Exchange Commission on March 31, 2000
                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                   Xceed Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

             Delaware                               7373                            13-3006788
   (State or Other Jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of Incorporation or Organization)      Classification Code Number)            Identification No.)

                  488 Madison Avenue, New York, New York 10022
                                 (212) 419-1200
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
        Werner Haase, President, Chief Executive Officer and Co-Chairman
                                   Xceed Inc.
                  488 Madison Avenue, New York, New York 10022
                                 (212) 419-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                           Victoria A. Baylin, Esq.
                            Stephen E. Older, Esq.
                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                       1333 New Hampshire Avenue, N.W.
                            Washington, D.C. 20036
                                (202) 887-4000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                       -------
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     -------
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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                                                                      Proposed
                                                Proposed Maximum      Maximum      Amount of
                                  Amount to be      Offering         Aggregate    Registration
Title of Shares to be Registered   Registered  Price Per Share (1) Offering Price     Fee
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Common Stock, par
 value $.01 per
 share...........                   840,548         $26.4375        $22,221,988      $5,867
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(1) The proposed maximum offering price per share is estimated for purposes of this filing pursuant to Rule 457(c) based upon the average of the high and low selling prices on March 30, 2000.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration relating to these securities has been filed with the Securities + +and Exchange Commission. These securities may not be sold nor may offers to +
+buy be accepted prior to the time the registration statement becomes          +
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy, nor shall there be any sale of these         +
+securities in any jurisdiction in which such offer, solicitation or sale + +would be unlawful prior to the registration or qualification under laws of +
+any such jurisdiction.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 31, 2000

PROSPECTUS


                              [LOGO OF XCEED INC.]

                         840,548 Shares of Common Stock

                                  -----------

This prospectus relates to up to 840,548 shares of common stock of Xceed Inc. which may be offered from time to time by certain existing shareholders of Xceed.

Xceed will not receive any of the proceeds from the sale of the common stock. Xceed will bear the costs relating to the registration of the common stock
which are estimated to be approximately $    .

The common stock is being registered in connection with Xceed's issuance on January 13, 2000 of an aggregate of 30,000 shares of its Series A Cumulative Convertible Preferred Stock, par value $0.05 per share, to Leonardo, L.P., Peconic Fund. Ltd. and HFTP Investment L.L.C. These shares of Series A Cumulative Convertible Preferred Stock were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. In connection with this issuance, Xceed agreed to register the shares of common stock of Xceed which would be issuable to those entities on conversion of the shares of Series A Cumulative Preferred Stock each received in the issuance.

All of the common shares to be registered hereby are to be offered or sold by the selling shareholders in ordinary course broker or dealer transactions not involving an underwritten public offering.

Our common stock is traded on the Nasdaq National Market under the symbol "XCED". On . , 2000, the last reported sale price for our common stock on the Nasdaq National Market was $ . per share.

See "Risk Factors" beginning on page 6 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                   The date of this prospectus is     , 2000

                                   XCEED INC.

Our Business

   We are Interactive Architects who provide Internet professional services that seek to transform the way companies conduct eBusiness. Through our multi-disciplined methodology, we offer a full range of services that allow us to deliver end-to-end solutions enabling companies to capitalize on the reach and efficiency of the Internet. Our key competencies include:

  . strategic consulting--creating specialized business plans and models to enable our clients to operate and improve their eBusinesses;

  . creative design--developing robust visual and interactive web site content and graphics;

  . technology integration--combining third-party products with our customized technology applications and components to create a specialized, technical infrastructure for our clients;

  . business transformation--implementing and integrating new eBusiness models and technology with our clients' existing operations;

  . research and analysis--conducted through our Xceed Intelligence group that covers 13 industries; and

  . marketing and branding--promoting our clients' eBusinesses, services and brands to their existing and target customers and industry segment.

   Our multi-disciplined methodology enables us to provide our clients with solutions to:

  . strengthen relationships with customers and business partners in both business-to-business and business-to-consumer environments;

  . create new revenue and distribution opportunities; and

  . reduce costs and improve operating efficiencies, productivity and internal communications.

   Our strategic, technical and creative personnel collaborate to address the full range of end-to-end solutions required to meet the increasingly large and complex needs of an expanding, sophisticated client base. The industry in which we operate is time-to-market sensitive, and we believe that we provide faster project delivery than many of our competitors due to our ability to use previously developed technology applications for multiple client engagements. Our proven methodology provides a framework to assess and execute each stage of a client engagement. By delivering our services in a seamless and integrated fashion, we guide our clients from concept to launch and deployment of their eBusinesses.

Our Market Opportunity

   The emergence and acceptance of the Internet as a new global medium has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. eBusiness, which is business that combines the reach and efficiency of the Internet with both emerging and existing technologies, is significant for many companies, regardless of industry or location. International Data Corporation, an independent market research firm, expects dramatic growth in total eBusiness transaction volume, projecting an increase from $111.4 billion in 1999 to $1.3 trillion in 2003, representing a compound annual growth rate of 85%. With the expanding creative and technical demands of supporting eBusiness, companies are increasingly outsourcing their eBusiness functions to capitalize on the competencies of Internet professional services companies. According to International Data Corporation, this trend will help increase the demand for Internet professional services from $12.9 billion in 1999 to $78.5 billion in 2003, representing a compound annual growth rate of 57%.

Recent Developments

   We were founded in 1979 and primarily manufactured and marketed first aid burn products and provided business travel services to corporations until 1998. During 1998, we decided to pursue a number of strategic acquisitions designed to shift our corporate focus to the provision of Internet professional services. As part of this decision, we changed our name from Water-Jel Technologies, Inc. to Xceed Inc. in March 1998.

   Since August 1998, we have acquired 12 companies engaged in operations such as Internet consulting, interactive marketing and e-commerce development strategies, custom software design, systems administration and strategic consulting for mergers and acquisitions, process management and large systems implementation. These acquisitions have allowed us to expand our existing Internet professional services operations, as well as develop a more expansive geographic presence. Through these acquisitions, personnel with expertise in systems solutions, consulting, eBusiness and e-commerce joined our company. We have grown from 237 employees as of August 31, 1999 to 615 employees as of March 1, 2000.

   Until recently, we operated two divisions that were not aligned with our current corporate focus. These two divisions were Water-Jel Technologies, our first aid burn product division, and Journeycorp, our business travel division. We sold Water-Jel in January 2000 and expect to sell Journeycorp by the end of fiscal year 2000. We are currently exploring various strategic alternatives with respect to our performance enhancement business, including the possible sale of all or part of this business.

Our Offices

   Our principal executive offices are located at 488 Madison Avenue, New York, New York 10022. Our telephone number at that location is (212) 419-1200. We also have offices in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, Phoenix, San Francisco, Amsterdam and London. Our Internet address is www.xceed.com. The information contained on our web site is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.

                                  THE OFFERING

 Common stock............................... 840,548 shares of common stock to be owned by three Selling Shareholders upon conversion to
                                             the Series A Cumulative Convertible Preferred
                                             Stock held by each.

 Use of proceeds............................ The Company will not receive any proceeds from the sale of the securities. All proceeds
                                             will go to the Selling Shareholders.

   The Xceed logo is our trademark. The Maestro(TM) name is our registered trademark. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

                                  RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

   The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also result in decreased revenues, increased expenses or other events that could result in a decline in the price of our common stock.

                         Risks Related to Our Business

Because we have a limited operating history as a provider of Internet professional services, it is difficult to evaluate our business and prospects.

   As a result of a change in our business focus in 1998, we have limited historical data upon which to base planned operating expenses and upon which investors may evaluate our business and prospects. In addition, since August 1998, we have completed 12 acquisitions, and we are currently exploring various strategic alternatives with respect to our performance enhancement business, including the possible sale of all or part of this business, which make an evaluation of our business and prospects very difficult. Companies in an early stage of development frequently encounter enhanced risks and unexpected expenses and difficulties. These risks, expenses and difficulties apply particularly to us because the provision of Internet professional services is a new and rapidly evolving market. The uncertainty of our future performance increases the risk that the value of your investment will decline. Our failure to accurately address the issues facing our business could jeopardize our competitive position and growth.

We are presently reporting losses and expect to incur losses in the future.

   For fiscal 1999, we had a net loss of $7.6 million and for the three months ended November 30, 1999, we had a net loss of $4.1 million. We expect to continue to incur increasing acquisition, marketing, infrastructure and development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. Although our revenues have grown in recent quarters, we may be unable to sustain our growth rates in light of changed market or economic conditions. Therefore, our operating results could worsen significantly, and you should not view our historical growth rates as indicative of our future revenues. In addition, any inability on our part to control costs could cause our business, financial condition and results of operations to suffer. Even if we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our quarterly revenues and operating results are volatile, which may cause our stock price to fluctuate.

   Our quarterly revenues and operating results are volatile and difficult to predict. It is possible that in some future quarter or quarters, our operating results will be below the expectations of public market analysts or investors. If this happens, the market price of our common stock may decline significantly. Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance.

   Our quarterly results may fluctuate as a result of a variety of factors, including:

  .  the number, size and scope of our client engagements;

  .  reductions, cancellations or completions of major projects;

  . the loss of significant clients or a change of scope in a significant client engagement;

  .  the opening or closing of an office;

  .  changes in pricing by us or our competitors;

  .  increased competition; and

  .  general economic conditions.

   We have experienced, and expect to continue to experience, seasonality in revenues from our services. These seasonal trends, which are especially pronounced with regard to our performance enhancement business, may materially affect our quarter-to-quarter operating results. Revenues and operating results in our quarter ending November 30 are typically lower relative to our other quarters because of a slowdown in client engagements during the summer months.

We need to develop and substantially improve our financial and management controls, reporting systems and operating systems to meet the needs of our business. Our inability to implement these improvements quickly and effectively will place us at a competitive disadvantage.

   Our current infrastructure requires manual processing of information necessary for monthly accounting, financial control and internal reporting functions, including cost monitoring of fixed price contracts. This is a labor-intensive method, which makes project management more difficult than if we had more efficient systems. Our inability to upgrade these control and reporting systems may cause delays in the timely reporting and analysis of financial information, which could harm our profit margins and ability to expand our business.

If we are not successful in making acquisitions to expand and develop our business, our financial results and expansion plans may suffer.

   A key component of our growth strategy is to acquire existing companies to gain expertise in new core competencies and technologies, access additional talented professionals and enter new markets. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions. Some of the risks that we may encounter in implementing our growth strategy include expenses and difficulties in identifying potential targets, the costs associated with incomplete acquisitions and higher prices for acquired companies because of greater competition for attractive acquisition targets. Our failure to acquire additional companies could cause our financial results to suffer.

If we are unable to achieve anticipated benefits from acquisitions, our business could be adversely affected.

   We experience financial, operational and managerial challenges in integrating recently acquired companies. There is a possibility that anticipated benefits from these acquisitions may not be achieved. For example, when we acquire a company, we cannot be certain that customers of the acquired business will continue to do business with us or that employees of the acquired business will continue their employment or become well integrated into our operations and culture. We also face risks associated with possible adverse effects on our results of operations from increases in goodwill, amortization and compensation expenses. In addition, acquisitions may result in our assumption of potentially hidden liabilities or potential disputes with the sellers of the businesses. The integration of acquisitions requires substantial attention from management, which could harm our business.

Failure to manage our growth may adversely affect our business.

   We have grown rapidly and expect to continue to grow rapidly, both by hiring new employees and serving new business and geographic markets. Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems. Several members of our senior management team have only recently joined us in the last year. Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of engagements and clients and the increased size of our operations, we will need to hire, train, retain and motivate the appropriate personnel to manage our operations. Any failure to manage our growth could harm our business.

Underutilization of our personnel may cause reductions in our operating results.

   Since personnel and related costs constitute the substantial majority of our operating expenses and since we establish these expenses in advance of any particular quarter, underutilization of our employees may cause significant reductions in our operating results. Any failure to effectively utilize our employees could cause our financial results to suffer.

To succeed in our labor-intensive business, we must attract, train and retain qualified professionals who are currently in high demand.

   Our business is labor-intensive, and our success will depend in large part upon our ability to attract, train, retain and motivate highly skilled employees and management. Because of the rapid growth of the Internet, there is aggressive competition for employees who have experience in strategic consulting, creative design, technology integration, business transformation, research and analysis and marketing and branding. We compete intensely with other companies to recruit and hire from this limited pool. In addition, if we cannot attract, train, retain and motivate qualified personnel, we may be unable to compete for new projects or retain existing projects. Any inability to attract, train, retain and motivate employees would cause our business, financial condition and results of operations to suffer.

We need to further our efforts to develop our brand and corporate identity, which may prove unsuccessful and costly.

   We believe that brand and corporate identity will be significant factors for our future success as competition increases and companies seek to further differentiate themselves. To further develop our brand and identity, we believe that we will need to launch a substantial branding campaign. A branding campaign that is unsuccessful or excessively expensive could adversely affect our business.

Some of our personnel could leave our company and compete against us.

   The Internet has created many opportunities for some of our personnel to form their own companies or join startup companies, and these opportunities frequently offer the potential for significant future financial profit through equity incentives that we often cannot match. If one or more of our key personnel resigns from our company to join or form a competitor, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could harm our business. In the event of the loss of any personnel, we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

We are dependent upon our key personnel, and the loss of one or more could harm our business.

   We are significantly dependent upon the continued availability of Scott Mednick, our Chief Strategic Officer and Co-Chairman, and Werner Haase, our President, Chief Executive Officer and Co-Chairman. If Mr. Mednick's or Mr. Haase's services would be unavailable to us for any reason, we may be required to hire other personnel to manage and operate us. We may not be able to identify or employ such qualified personnel on acceptable terms. The loss or unavailability of Mr. Mednick or Mr. Haase to us for an extended period of time could adversely affect our business. We do not have key man life insurance covering any of our principal executive officers.

We depend heavily on a limited number of client projects, the loss of any of which would adversely affect our operating results.

   We have derived and believe that we will continue to derive, a significant portion of our revenues from a limited number of clients for whom we perform large projects. This is particularly the case with respect to revenues generated by our performance enhancement business. For example, in fiscal 1999, one client of our performance enhancement business, Pfizer, Inc., accounted for approximately 26% of our revenues. If we sell all or part of our performance enhancement business, we would lose substantial revenues, including those derived from Pfizer. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter. The loss of any large client for any reason could adversely affect our results of operations because we might not be able to generate sufficient revenues to offset the loss in business. In addition, any delay or failure by a large client to make payments due to us could harm our financial condition. Because our business is based on retaining large client projects, our failure to retain new clients with large project needs could also harm our business.

Because we do not have long-term contracts with all of our clients, our revenues over the long-term are not predictable.

   Our clients retain us on an engagement-by-engagement basis, rather than under long-term contracts. As a result, our revenues are difficult to predict, and there is no guarantee that we will be retained by our existing or future clients on later stages of work. Because we incur costs based on our expectations of future revenues, our failure to predict our revenues accurately may harm our business.

If clients unexpectedly terminate their agreements for our services, our business could be adversely affected.

   Our service agreements with clients are typically for a period of three to six months. Substantially all of our service agreements can be canceled by the client with limited advance notice and without significant penalty. Termination by any client of an agreement for our services could result in a loss of expected revenues and additional expenses for staff which were allocated to that client's project. The cancellation or a significant reduction in the scope of a large project could cause our financial results to suffer.

If we underestimate the resources required to complete projects under fixed price agreements, we could lose money on them or depress our margins.

   Approximately 60% of our current projects are based on fixed price agreements, which pose a greater risk than agreements under which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed price agreements were based would adversely affect our overall profitability. In the past, we have been required to commit unanticipated additional resources to complete projects, which has resulted in losses on certain agreements and lower gross margins. We may experience similar situations in the future, and the consequences could be more severe than in the past.

We may have client conflicts of interest, which would restrict our ability to expand our business.

   Our ability to compete for new clients and projects is limited by our general practice, which is a common practice in our industry, of refraining from representing new clients with product or service lines that compete with those of our current clients. As a result, there is a possibility that we may not be able to be retained by existing, new or potential clients if we provide services to their competitors.

We need to satisfy escalating client expectations, which is a challenge we may not be able to meet effectively.

   As our client engagements become larger and more complex and need to be completed in shorter timeframes, it becomes more difficult to manage the development process and the likelihood and consequences of any mistakes increase. Any inability by us to complete client projects in a timely manner or other failure by us to achieve client expectations, which change on a regular basis, would have an adverse effect on our reputation with the affected client and generally within our industry and could have an adverse effect on our business.

We may not have the right to resell or reuse solutions or components developed for specific clients.

   A portion of our business involves the development of technology solutions and components for specific client engagements. Ownership of these solutions and components is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties, and clients may demand similar or other restrictions in the future. Issues relating to the ownership of and rights to reuse solutions and components can be complicated, and disputes may arise that affect our ability to resell or reuse these solutions and components. Any limitation on our ability to resell or reuse a solution or component could require us to incur additional expenses to develop new solutions and components for future projects.

We face intense competition that could harm our business.

   The market for the services we provide is intensely competitive, highly fragmented and subject to rapid technological change. Our competitors include systems integrators, web consulting firms and online agencies, advertising and new media companies, the professional services groups of computer equipment companies and outsourcing firms. Many of our competitors have greater name recognition, longer operating histories, larger client bases, longer client relationships and greater technical, personnel and marketing resources. If we fail to compete successfully against current or future competitors, our business, financial condition and results of operations would be seriously harmed. We expect competition to persist and intensify in the future. Because relatively low barriers to entry characterize our market, we also expect other companies to enter our market. We cannot be certain that we will be able to compete successfully with existing or new competitors.

   Our competitors may be able to respond more quickly to new or emerging technologies or changes in client requirements, and they may also be able to devote more resources to the development, promotion and sale of their services than we can. Competitors that offer less customized services than we do may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins. Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to forge similar relationships. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

If we do not keep pace with technological changes, evolving industry standards and changing client requirements, our competitive position will suffer.

   The Internet professional services market is characterized by rapidly changing technology, evolving industry standards and changing client needs. Accordingly, our future success will depend, in part, on our ability to meet these challenges. Among the most important challenges facing us are the need to:

  .  effectively use leading technologies;

  .  continue to develop our strategic and technical expertise;

  . influence and respond to emerging industry standards and other technological changes;

  .  enhance our current services;

  .  develop new services that meet changing client needs; and

  .  advertise and market our services.

   We must be successful in meeting all of these challenges in a timely and cost-effective manner. We cannot assure you that we will effectively meet these challenges.

If businesses do not increase their use of the Internet as a means for conducting commerce, our revenues will not grow, and may decrease.

   Our future success depends heavily on the increased acceptance and use of the Internet as a means for conducting commerce. If e-commerce does not continue to grow, or grows more slowly than expected, our revenue growth may slow or decline, and our business, financial condition and results of operations may be adversely affected. Businesses may reject the Internet as a viable medium for commerce for a number of reasons, including:

  .  inadequate network infrastructure;

  . delays in the development of Internet enabling technologies and performance improvements;

  . delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

  . delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

  . changes in, or insufficient availability of, telecommunications services to support the Internet; and

  . failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

Our planned international operations could subject us to significant risks and may not succeed.

   A key element of our strategy is to expand our business into international markets. Currently, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate, especially due to the fact that the Internet infrastructure in foreign countries may be less advanced than in the United States.

   We may be unsuccessful in marketing, selling, delivering and supporting our services internationally. If we are unable to expand our international operations successfully and in a timely manner, our business, financial condition and results of operations could be seriously harmed. We will need to devote significant management and financial resources to our international expansion. In particular, we must attract, train, retain and motivate experienced management, strategic, technical, creative design, sales, marketing and support personnel for our international offices. Competition for such personnel is intense.

   Moreover, international operations are subject to a variety of additional risks that could seriously harm our business, financial condition and results of operations. These risks include the following:

  .  foreign language and cultural barriers;

  .  the impact of instabilities in economies outside of the United States;

  .  increased expenses to comply with foreign laws;

  .  problems in collecting accounts receivable;

  .  fluctuations in currency exchange rates;

  . restrictions on the import and export of certain sensitive technologies, including data security and encryption technologies that we may use; and

  . seasonal reductions in business activity in certain parts of the world, such as during the summer months in Europe.

We may need significant additional capital, which may not be available to us.

   We may need to raise significant additional capital for future liquidity and capital requirements and acquisitions. Our need for capital will depend on the timing and amount of funds required for or generated by operations, the pace of future acquisitions and unanticipated business opportunities.

   We may seek to raise funds through public or private financings or joint ventures. This funding may only be available in part, not at all or on terms adverse to us. Furthermore, we may have to sell stock at prices lower than those paid for by current shareholders, leading to dilution, or we may have to sell stock or debt instruments with rights superior to holders of common stock. Debt financing may result in restricted operating flexibility on the part of management. If adequate funding on acceptable terms cannot be obtained, we may be unable to pursue our growth plans, compete effectively or pursue business opportunities.

A failure to decide upon and execute strategic alternatives concerning our performance enhancement business may adversely affect us.

   Our strategy of focusing on Internet professional services has led us to seek strategic alternatives with respect to our performance enhancement business. We may be unable to identify or consummate any strategic alternatives regarding our performance enhancement business, which could cause our financial results to suffer since the gross margins of this business are lower, as a percentage of revenues, than those of our Internet professional services business.

                       Risks Related to Legal Uncertainty

Government regulation could interfere with the acceptance of the Internet and eBusiness, which would adversely affect the demand for our services.

   State, local and federal governments in the United States and local and national governments in a number of foreign countries have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how they will affect our business. This new legislation may indirectly affect us through its impact on our clients and potential clients. In addition, U.S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet and eBusiness. We cannot predict if or how any future legislation would impact our business, financial condition or results of operations.

   Any new laws and regulations applicable to the Internet and eBusiness that are adopted by U.S. or foreign governmental bodies could hinder the growth of the Internet and discourage its development as a commercial medium. If this occurs, companies may decide in the future not to pursue Internet initiatives, which would decrease demand for our services.

Because we may be subject to legal liability to our clients and other third parties, we may have to devote time and expense to defend claims against us.

   Our failure or inability to meet a client's expectations or any defects contained in the solutions we deliver to clients could result in a claim against us for substantial damages. In addition, any unauthorized disclosure or use of confidential or proprietary client information could result in a claim against us for substantial damages. Provisions contained in our agreements with clients attempting to limit damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages.

If we are unable to protect our proprietary methodology, our business could be adversely affected.

   Our success depends in part upon our proprietary methodology and other intellectual property rights. The measures we take to protect our proprietary rights may not be adequate to deter misappropriation of our proprietary information, and we may be unable to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Some of our competitors may develop methodologies and intellectual property that are similar to ours without patent infringement. Any failure to protect our proprietary information could have a material adverse effect on our business, financial condition and results of operations.

   In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and we may be unable to be successfully defend these claims. A successful claim against us could harm our business, financial condition and results of operations.

           Risks Related to this Offering and the Securities Markets

Our stock price is volatile and may result in substantial losses for investors purchasing shares in this offering.

   The trading price of our common stock has been, and is likely to continue to be, highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

  .  actual or anticipated variations in quarterly operating results;

  . announcements of new products or services by us or our competitors or new competing technologies;

  .  the addition or loss of clients;

  . changes in financial estimates or recommendations by securities analysts;

  .  conditions or trends in the Internet professional services industry;

  .  growth of the Internet and e-commerce;

  . announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  .  future equity or debt offerings or our announcements of offerings;

  .  general market and economic conditions; and

  .  other events or factors, many of which are beyond our control.

   In recent years, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

Because of our obligation to register shares of common stock for some of our shareholders, there may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall.

   A number of our current shareholders hold a substantial number of shares of our common stock which they will be able to sell in the public market in the near future. In addition, a number of our current shareholders who hold restricted securities have registration rights which may require us to register additional shares of our common stock in the future with the SEC. Sales of a substantial number of shares of our common stock in this offering and in the future could cause our stock price to fall. In addition, the sale of shares by our stockholders could impair our ability to raise capital through the sale of additional stock.

The value of your investment in our common stock will be diluted.

   If you purchase common stock in this offering, you will pay more for your shares than the amount paid by existing stockholders or individuals or companies which acquired shares by exercising options granted before this offering. As a result, the value of your investment based on the value of our net tangible assets, as recorded on our books, will be less than the amount you pay for shares of common stock in this offering. In addition, the total amount of our capital will be less than what it would have been had you and all of the existing stockholders and optionees paid the same amount per share of common stock as you will pay in this offering.

We will have broad discretion over the use of the proceeds of this offering, and you may not agree with how we use the proceeds of this offering.

   Our management will have broad discretion in how we use the net proceeds of this offering, which may include funding acquisitions of complementary businesses, products or technologies, funding joint ventures or making strategic investments. The failure of management to use the proceeds of the offering effectively could adversely affect our business, financial condition and results of operations.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   The statements contained in this prospectus that are not historical facts are "forward-looking statements," as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of these forward-looking statements include, but are not limited to:

  . our plans to expand our existing operations through acquisitions and the hiring of additional personnel;

  .  expectations of anticipated benefits of our acquisitions;

  .  estimates of future operating results;

  . expectations of generating a significant portion of our revenues from a limited number of large clients;

  .  plans to further develop and commercialize value-added services;

  . expectations regarding our relationships with clients and other third parties;

  .  expectations of pricing for our services in the future;

  .  our ability to successfully launch a branding campaign;

  .  our anticipated capital expenditures;

  . other statements contained in this prospectus regarding matters that are not historical facts; and

  . our plans with respect to strategic alternatives regarding our performance enhancement business.

   These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. These risks and assumptions could cause actual results to vary materially from the future results indicated, expressed or implied in the forward-looking statements included in this prospectus.

   All forward-looking statements made in this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors listed above in the section captioned "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

                              SELLING SHAREHOLDERS

   The 840,548 common shares now being offered will be held by three Selling Shareholders upon the conversion of the Series A Cumulative Convertible Preferred Stock held by them. Any Selling Shareholder listed below may or may not choose to sell all of the common shares owned by it.


                          Securities   Securities Which
                         Owned Before May be Sold in the Securities To Be Owned
  Name of Shareholder      Offering        Offering          After Offering

-------------------------------------------------------------------------------
 Leonardo, L.P.            280,183         280,183                 0

-------------------------------------------------------------------------------
 Peconic Fund, Ltd.        280,183         280,183                 0

-------------------------------------------------------------------------------
 HFTP Investment, L.L.C.   280,183         280,183                 0


                              PLAN OF DISTRIBUTION

   We are registering the shares being offering hereunder in connection with the Registration Rights Agreement, dated January 13, 2000, by and among Xceed, Leonardo, L.P., Peconic Fund, Ltd. and HFTP Investment, L.L.C.

   The Selling Shareholders (and their respective pledgees, transferees, donees or other successors in interest) may offer and sell the shares of our common stock covered by this prospectus from time to time as follows:

  . in the open market

  . on the NASDAQ National Market;

  . in privately negotiated transactions;

  . in an underwritten offering; or

  . a combination of such methods or any other legally available means.

   Such sales may be made at varying prices determined by reference to, among other things:

  . market value prevailing at the time of the sale;

  . prices related to the then-prevailing market price; or

  . negotiated prices.

   Negotiated transactions may include:

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  . block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

   In connection with distributions of our common stock, Any Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the Selling Shareholders. Any Selling Shareholder may also sell our common stock short and deliver the common stock to close out such short positions. Any Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, which may then resell or otherwise transfer such common stock. Any Selling Shareholder may also loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

   Broker dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                     16--1
common stock to the broker-dealers, which may then resell or otherwise transfer such common stock. Any Selling Shareholder may also loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

   Broker dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                     16--1

                                  OUR BUSINESS

Overview

   We are Interactive Architects who provide Internet professional services that seek to transform the way companies conduct eBusiness. Using a proven, multi-disciplined methodology, we offer a full range of services that allow us to deliver end-to-end solutions enabling companies to capitalize on the reach and efficiency of the Internet. Our key competencies include:

  . strategic consulting--creating specialized business plans and models to enable our clients to operate and improve their eBusinesses;

  . creative design--developing robust visual and interactive web site content and graphics;

  . technology integration--combining third-party products with our customized technology applications and components to create a specialized, technical infrastructure for our clients;

  . business transformation--implementing and integrating new eBusiness models and technology with our clients' existing operations;

  . research and analysis--conducted through our Xceed Intelligence group that covers 13 industries; and

  . marketing and branding--promoting our clients' eBusinesses, services and brands to their existing and target customers and industry segment.

   Our Internet professional services clients are a combination of multinational corporations, mid-to-large-sized companies and startups operating in various industries, such as computers and technology, entertainment, financial services, healthcare and pharmaceuticals, retail and telecommunications. These clients include CBS, Casual Corner, Compaq, HBO, Motorola, Nestle, Pitney Bowes and Warner Bros. Online. We provide our clients with solutions to:

  . strengthen relationships with customers and business partners in both business-to-business and business-to-consumer environments;

  . create new revenue and distribution opportunities; and

  . reduce costs and improve operating efficiencies, productivity and internal communications.

   Our strategic, technical and creative personnel collaborate to address the full range of end-to-end solutions required to meet the increasingly large and complex needs of an expanding, sophisticated client base. The industry in which we operate is time-to-market sensitive, and we believe that we provide faster project delivery than many of our competitors due to our ability to use previously developed technology applications for multiple client engagements. Our proven methodology provides a framework to assess and execute each stage of a client engagement. By delivering our services in a seamless and integrated fashion, we guide our clients from concept to launch and deployment of their eBusinesses.

Industry Background

 Emergence and growth of the Internet

   The emergence and acceptance of the Internet as a new global medium has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. According to International Data Corporation, an independent market research firm, the number of worldwide Internet users will increase from 196 million at the end of 1999 to 502 million by the end of 2003, representing a compound annual growth rate of 27%. International Data Corporation also estimates that Internet content, measured by the number of web pages worldwide, will increase from 1.7 billion pages in 1999 to 13.1 billion pages in 2003, representing a compound annual growth rate of 67%.

   Initially, companies used the Internet as a means of advertising or promoting their businesses. Typically they published web sites with read only, brochure-like information intended to enhance internal and external communications. Companies either used their own internal design and information technology resources or hired online advertising agencies and web design firms to develop and deploy their initial web sites. Businesses quickly recognized the Internet's potential to enhance their ability to attract and serve clients and viewed the Internet as a medium to differentiate themselves and gain a competitive advantage.

   The next stage in the adoption of the Internet as a business medium typically involved the construction of systems that enabled limited types of transactions to be conducted over the Internet or that focused on improvements in procurement and distribution. At this stage, companies came to view the Internet primarily as another channel to their core business. In order to build these sorts of eBusiness systems, companies were required to shift their focus from simple web design to the integration of client/server applications with those systems. Because internal marketing and information technology, or IT departments, often lacked the resources or capabilities to build these systems, firms increasingly began to hire traditional IT services firms focused on the integration of client/server systems and traditional marketing services firms to complement the services of web design firms.

 Growth of eBusiness

   Today, many companies recognize that the Internet offers even greater potential for enhancing or defending their competitive positions. These companies understand that the Internet is redefining the key determinants of business success and the way business is conducted. In our view, this understanding has led to the emergence of eBusiness, which is business that combines the reach and efficiency of the Internet with both emerging and existing technologies.

   The emergence of eBusiness is significant for companies across many industries. International Data Corporation expects significant growth in total eBusiness transaction volume, projecting an increase from $111.4 billion in 1999 to $1.3 trillion in 2003, representing a compound annual growth rate of 85%. In many industries, physical or capital assets are becoming less important as barriers to entry. The Internet is reducing the effect of geographic barriers, providing access to the best prices worldwide and challenging the way many businesses have historically competed. Competition can come from new, unexpected sources in addition to traditional ones. The ability to differentiate products or services and to price advantageously is greatly enhanced as the consumer is given more information, choice and power. In light of all of these factors, many new and established companies are expanding or creating their businesses to integrate eBusiness capabilities.

 Market for Internet professional services

   The development and implementation of Internet-based solutions require the successful integration of strategic consulting, creative design, application development and systems engineering skills. Historically, expertise in these areas either has not existed within an organization or has been located in disparate functional areas. Accordingly, many businesses have chosen to outsource a significant portion of the development, design, implementation and maintenance of their intranets, extranets, web sites and e-commerce applications to independent service providers who can capitalize on their accumulated strategic, creative and technical expertise. Such outsourcing needs have generated worldwide demand for Internet professional services, which International Data Corporation estimates will grow from $12.9 billion in 1999 to $78.5 billion in 2003, representing a compound annual growth rate of 57%.

   Companies are increasingly looking for firms that can supply end-to-end strategic consulting, creative design, application development, systems engineering skills and other value-added services. Many traditional service providers lack the requisite expertise to implement comprehensive Internet-based solutions. Many IT services firms lack the creative and marketing skills required to build audiences and deliver unique and compelling content as well as Internet expertise and implementation capabilities. Advertising and marketing communications firms typically cannot provide the extensive technical skills and systems integration expertise required to deliver the increasingly complex solutions demanded by clients. Many strategic consulting firms do not offer Internet expertise, marketing perspective and implementation capabilities to deliver comprehensive solutions. A number of Internet professional services firms have emerged to address these needs. We believe that we are one of the few firms that have the depth, management and infrastructure necessary to deliver the end-to-end solutions required to meet the increasingly larger and more complex projects and needs of an expanding, and sophisticated client base.

   We believe that the rapidly increasing demand for Internet solutions has created significant market opportunities for us, as we are able to address the full range of end-to-end solutions.

The Xceed Solution

   We help our clients use the Internet to develop and enhance their eBusinesses and interact effectively, both internally with employees and externally with vendors, suppliers and customers. To enhance our clients' core businesses, operations and communications, we:

  . Follow a proven methodology. Our multi-disciplined branded methodology is designed to carefully plan and implement successful and innovative eBusinesses for our clients. Our methodology clarifies client expectations, helps our clients achieve faster project delivery, reduces project delivery risks and is cost effective.

  . Provide an integrated services offering. Our integrated and collaborative team delivers end-to-end strategic consulting, creative design, technology integration, business transformation, research and analysis and marketing and branding in a seamless package. Our research and analysis department, Xceed Intelligence, provides industry-specific knowledge that helps our clients obtain competitive advantages. We are able to build our clients' eBusinesses "Front to Back and Inside Out." We first help our clients integrate Internet strategies with their core business objectives through use of our end-to-end strategic consulting, creative design, marketing and technology capabilities (Front). We then integrate web-based applications with the client's existing systems, using existing and emerging technologies (Back). Finally, we apply e-commerce solutions and consulting, using our industry and marketing expertise, to enhance existing business processes and identify new business processes and opportunities created by the Internet (Inside
    Out). We believe that by providing our clients with a full range of professional services, we are able to meet their eBusiness needs on an ongoing basis.

  . Develop strong client relationships. We believe that building strong, long-term relationships with our clients is an essential element of our business. We work closely with our clients to understand, predict and address their evolving business needs. Our strong, long-term relationships allow us to more accurately meet our clients' objectives and expectations. In many instances, we have been engaged by a client to work on multiple projects. In addition, we often assist our clients in locating and contracting with vendors and suppliers, identifying partners for strategic alliances and joint ventures and identifying potential investors.

  . Provide faster project delivery. Our client engagements are becoming larger and more complex and need to be completed in shorter timeframes. We have developed a library of industry-specific technology applications that reduce time to market for deliverables. We believe this library gives us a competitive advantage and lowers maintenance requirements and implementation risk. Our applications library continues to grow as projects are completed, and many of our technology applications can be used for more than one client or for more than one engagement. In addition, our employees have developed a broad base of knowledge and best practices through numerous service engagements and from prior experience. We capture this broad range of knowledge and best practices throughout our organization and disseminate the information through training, orientation and a firm-wide database and intranet. We leverage intellectual capital to systemize and accurately predict project completion.

  . Deliver robust and scalable technology. Our engineers provide application development and systems integration services by employing proven and emerging Internet technologies. We have relationships with leading software and hardware vendors that often provide us with early access to their training, product support and technology. These relationships help us add value to our clients' businesses and operations. We are able to combine third-party products with custom technology applications and components that we have designed and developed, which allow us to create a specialized, technical infrastructure for a client's particular needs. This technical infrastructure is scalable and can be modified at a later date to adapt to a change in the way the client conducts its business.

Strategy

   Our objective is to enhance our position as an Interactive Architect for Fortune 1000, Global 2000 and other companies seeking to build eBusinesses. In order to achieve this goal, we are pursuing the following strategies:

  . Continue to build brand awareness and attract new clients. We plan to continue to build our brand and identity, grow our sales efforts and expand our skill set to acquire new clients seeking comprehensive Internet professional solutions. We believe that brand and identity, together with our full range of end-to-end service offerings and a proven, multi-disciplinary methodology will be important factors for our future success. We have been able to generate business based on word-of-mouth and our reputation, and in order to further develop our brand and identity, we believe that we will need to launch a branding campaign, which will be funded through a portion of the proceeds of this offering.

  . Develop additional business through our relationships with existing clients. We seek to gain a comprehensive understanding of our clients and their businesses and work closely with their senior managements to understand, predict and address their strategic business needs. We often seek to leverage our client relationships to expand the scope and length of current projects and to enter into additional projects. We believe that our reputation for providing innovative and sophisticated services allows us to deepen relationships with existing clients, which has led to in an increase in referrals for engagements with new clients. We also plan to develop more applications and systems, such as pricing modules, that will allow us to have greater contact with our clients once a specific project has been completed.

  . Attract, train, retain and motivate experienced professionals and maintain creative leadership. Our growth and our ability to provide strategic Internet professional services are based in large part on our abilities to attract, train, retain and motivate experienced professionals and maintain creative leadership. We actively expand our existing expertise by recruiting senior professionals from major consulting firms, creative design firms and information technology services firms as well as from other companies that provide Internet professional services. We maintain an informal, team-driven and results-oriented culture and provide incentives for our employees through a competitive compensation plan, equity ownership and our stock option plans. We provide training for our employees which is designed to address the rapidly changing technological environment in which our employees are engaged.

  . Expand through strategic acquisitions. We believe that building a critical mass of strategic, technical and creative talent and establishing a multinational presence through both acquisitions and internal growth will provide us with a substantial competitive advantage. We have grown rapidly both organically and through the completion of 12 acquisitions since August 1998. We will continue to pursue strategic acquisitions to acquire expertise in new core competencies and technologies, gain access to additional talented professionals and enter into new geographic markets. We plan to pursue strategic acquisitions of companies that can be assimilated into our existing operations. To complement our existing operations in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, New York, Phoenix, San Francisco, Amsterdam and London, we also plan to execute a global growth strategy, initially focusing on Europe and Asia. We believe that reasonable geographic proximity will enhance our prospects for servicing existing customers and attracting future significant customers.

  . Provide services in a broad range of industries. We believe that our broad base of knowledge and expertise is scalable across a wide range of industries. We are currently focusing on expanding our provision of services to new industry segments as a result of acquisitions and additional hiring of personnel. Our Xceed Intelligence research and analysis division, which currently covers 13 industries, also provides us with a strong knowledge base in a variety of market segments. We expect Xceed Intelligence to expand its coverage to additional industries in the future to expand our Internet professional services.

Engagement Methodology

   Our branded engagement methodology is designed to carefully plan and implement successful and innovative eBusinesses for our clients and is enhanced by our depth of experience and expertise in strategic consulting, technology, creative design and marketing. We believe our acquisition of methodfive in February 2000 has enhanced our branded engagement methodology, which consists of the following steps:

  . Business requirements assessment. Typically, we begin an engagement by gathering information, performing research and analysis and gaining a comprehensive understanding of the project scope. This forms the foundation for a series of client workshops, which are led by our strategic services team. The workshops are customized to the client's needs and desired outcomes and allow us to create a blueprint and program from which our multidisciplinary teams can establish a successful Internet-related initiative. Our clients are actively involved in this initial step. Upon completion of the business requirements assessment process, we provide the client with a strategic and tactical plan for its eBusiness.

  . Specifications. Using the information gathered during the business requirements assessment process and the blueprint and program created during the client workshops, we develop detailed functional and technical specifications that are designed to meet the client's business vision. By creating specifications, we seek to ensure that all of the details related to the creation of a web site are accounted for prior to beginning work on the project. Our combination of technical and creative talent reduces the overall risk associated with large-scale development efforts.

  . Creative development and branding. Using state-of-the-art technologies and ideas, our creative team extends or establishes the client's brand online, while developing a user experience that meets the client's business requirements and expectations. Through an interactive and collaborative effort, we work with the client to refine a complete image while developing plans to execute public relations, advertising and marketing needs.

  . Functional prototype. Before full scale development takes place, we produce a prototype that combines user specifications and an agreed-upon image. The prototype allows the client to test the systems that we have developed to ensure that all of its requirements and expectations have been met.

  . Application development and system integration. We develop, integrate and test all of the necessary components, including third-party hardware, software and custom applications for the final launch of the online effort. During this stage, our developers and technologists seek to ensure that the client's business requirements and expectations are fully aligned with the technological infrastructure we have created.

   Once the initial project has been completed, our methodology can be periodically reapplied to maintain and refine the client's eBusiness.

   We believe that our methodology clarifies client expectations, helps our clients achieve faster time to market, reduces the risks associated with the application and integration of emerging technologies, provides consistent procedures for all engagement phases, provides a higher degree of project organization, is cost effective and lowers implementation and technology obsolescence risks.

Services

   We provide a full range of Internet professional services that help our clients capitalize on the reach and efficiency of the Internet. We believe we offer our clients a single source for the services required to identify, design, develop and deploy eBusiness solutions that complement or expand conventional business processes, including:

  . Strategic consulting. We work with our clients to develop and implement eBusiness strategy and effect change management.

   -- eBusiness strategy. We offer strategic advice designed by our business and technical experts with industry-specific knowledge. We align client strategic plans with the capabilities of the Internet and the dynamics of the markets and industries in which they compete. We also help our clients turn strategy into action, viewing strategy as the design of the entire business system and an integrated set of actions to continuously redefine competitive advantage.

   -- Change management. We advise clients with respect to major business and cultural changes by assessing current skills and resource requirements, implementing organizational changes and associated measurement systems and creating employee communications plans. Our change management practice helps align our clients' organizational structures and processes with their Internet strategies.

  . Creative design. We have extensive experience in developing visual and interactive content and creating electronic brand campaigns that enhance and extend our clients' relationships with their customers. Our creative design professionals assess and analyze our clients' existing brands, identify opportunities and provide user-focused solutions that help our clients build sustainable, long-term relationships with their customers. To keep up with the increasing complexity of the creative solutions required, we have developed expertise in editorial creation, content management, information architecture, user-interface and rich-media technologies.

  . Technology. Our technical professionals perform system integration and systems administration services for our clients using industry software products developed by vendors such as Broadvision, Open Market and Vignette, as well as our proprietary applications. Using our extensive in-depth knowledge of the Internet and emerging technologies, we translate strategic, creative and business requirements into sophisticated and functional technology platforms. Recognizing that technical infrastructure is the foundation for clients' Internet solutions, we develop infrastructures designed to be reliable, robust, secure and scalable. Our principal technology services include the design, architecture and development of e-commerce platforms, customer relationship management systems, sales automation systems, electronic markets and exchanges, Internet and intranet portals, as well as the implementation of enterprise middleware and the integration of Internet solutions with legacy systems.

  . Marketing and branding. Our marketing and branding team creates an integrated plan for attracting audiences and building customer bases for the eBusinesses we create. Our competencies in this area include brand creation and positioning, corporate identity and product branding, advertising, media placement, direct marketing and consumer and trade promotions.

  . Intranet/extranet. Our intranet/extranet practice provides clients with both enterprise-wide and functional/workgroup services and component solutions. We help our clients improve their overall business practices by developing intranets and extranets that can be used to increase sales, improve communications and create or enhance business identities. Our solutions in this area have included the creation of new distribution channels, the repositioning of online brands and the integration of a client's operations by opening and expanding lines of communication among the client's employees, customers, distributors and vendors. The practice is centered on our Enterprise Work Portal, which is a service that enables companies to transform their first generation intranets into value-added business tools.

  . Research and analysis. We believe that deep, industry-specific knowledge will separate Internet solutions providers in their attempts to build successful eBusinesses. Our research and analysis group, Xceed Intelligence, provides clients with customized, cutting-edge industry-specific research in 13 industries, such as apparel, finance, sports and entertainment. Our five analysts, who have a collective 27 years of industry experience, produce analyses which enhance our overall ability to provide clients with a clear vision and strategy across multiple market segments. In addition to custom research, Xceed Intelligence leverages its proven methodologies and data pool to produce industry-wide "Intelligence Reports" which are sold to the industry at large. Xceed Intelligence also produces a "Vertical View" e-mail newsletter. Xceed Intelligence's analysts have been cited by numerous publications, including Reuters, Bloomberg, The Associated Press, The Wall Street Journal Interactive, Yahoo! Internet Life, Computer Shopper, Billboard, Women's Wear Daily and Street & Smith's Sports Business Journal.

Client Case Studies

   The following case studies are representative of the services we offer our clients:

 Warner Bros. Online (www.whatisthematrix.com)

   "The Matrix," a science fiction/action movie starring Keanu Reeves and Laurence Fishburne, was one of the top box office hits in the United States in 1999. Our multi-functional team worked closely with the film's development team to create an interactive web site that featured cutting-edge design and comic artwork and original content that related to major themes in the movie and presented a consistent message with the film's other marketing programs. The site also incorporated special hidden content, encouraging users to "hack" into the site, much as the film's characters hack into The Matrix in the film. E-mail exchanges between users helped them find the hidden content and were used to foster ongoing relationships with fans.

   The Matrix web site won a number of awards and accolades, including being named Macromedia's site of the day and received top ratings from Entertainment Weekly, MovieLink and the popular movie gossip site Ain't It Cool News.

   Today, nearly a year after the film's debut, the web site continues to draw substantial fan traffic. In addition to maintaining the web site, we continue to implement modifications allowing the site to be utilized as a promotional vehicle for the ongoing rollout of Matrix-related products.

 Pitney Bowes

   Pitney Bowes, a leading provider of informed mail management services to a global clientele, sought to build a world-class intranet to enhance productivity and communications and to promote shared accountability and operational self-reliance among its employees.

   Our mission was to provide a single point of entry for Pitney Bowes employees to access relevant information, resources, tools and automatic transactions in order to decrease processing time, eliminate errors and lower personnel costs. We developed a total solution encompassing strategic planning, legacy database integration, third party content acquisition and management and an internal communications strategy designed to encourage employee participation and satisfaction.

   Specific work we have undertaken for Pitney Bowes includes:

  . process analysis and re-design of their intranet;

  . identification of best-of-class technologies;

  . web architecture/interface design;

  . legacy integration;

  . third-party product integration;

  . communications services; and

  . change management strategy.

   Using intranet technology, we have helped Pitney Bowes transform internal communications and helped them meet the challenges of servicing their clients.

Our Performance Enhancement Business

   Our performance enhancement business offers clients a full-service approach to the establishment of custom designed performance enhancement programs. This full-service approach involves identifying a client's business objectives and budget parameters, and analyzing the demographics of participants to design an effective program with an appropriate mix of awards. Through Maestro, our trademarked Internet and intranet software, our performance enhancement business professionals communicate the business objectives and contest rules to participants and provide participants with rankings and feedback throughout the duration of the program. Maestro enables us to monitor and evaluate the performance of program participants, generate status reports for clients and distribute awards to participants.

   Our performance enhancement business professionals provide services to numerous corporate customers in various industries such as pharmaceuticals, telecommunications, office equipment, insurance and electronics. Our performance enhancement business markets its services through direct contacts by its sales representatives with corporate sales, marketing and human resource executives. Our performance enhancement business has 42 employees with offices in Atlanta, Los Angeles and New York.

   We are currently exploring various strategic alternatives with respect to our performance enhancement business, including the sale of all or part of this business, as this business is not aligned with our current corporate focus.

Clients

   We have provided Internet professional services for a variety of clients in many industries. Because of the strategic and competitively sensitive nature of the engagements we perform for many of our clients, we have agreed to keep some clients' identities confidential. The following is a partial list of clients that we believe is representative of our overall client base:

   Performance enhancement business        Internet professional services

   .Candle                                 .CBS
   .Knoll Pharmaceutical                   .Cable and Wireless
   .MCI                                    .Chamberbiz
   .Pfizer                                 .HBO
   .Ricoh                                  .Nestle

   For the fiscal year ended August 31, 1999, our five largest clients accounted for approximately 41% of our revenues, with Pfizer, Inc. accounting for approximately 26% of our revenues.

Sales and Marketing

   Our sales and marketing efforts are dedicated to strengthening our brand name and enhancing our reputation as a leading provider of Internet professional services. Our sales professionals operate through a coordinated and structured process to evaluate and respond to large numbers of prospective clients and opportunities, target qualified prospects and secure new engagements and joint ventures. We target our sales efforts to multinational corporations, mid-to-large-sized companies and startups and plan to target Fortune 1000, Global 2000 and other companies in the future.

   Our sales efforts are supplemented by marketing and communications activities that we pursue to further build our brand name and recognition in the marketplace. We have public relations, investor relations and marketing groups that also publish industry research and weekly and bi-weekly newsletters, primarily through our Xceed Intelligence group. We seek to enhance the visibility of our brand by attending and speaking at industry conferences and business events, sponsoring trade shows and holding seminars which are designed to promote our services and offerings.

Competition

   Competition in the Internet professional services market is intense, and the market is fragmented and evolving rapidly. We believe that competition will become more focused as Internet professional services companies will grow dramatically through organic and acquired growth.

   Our current competitors include the following:

  . systems integrators that primarily engage in fixed time/fixed price contracts, such as Sapient and Viant;

  . large systems integrators, such as Andersen Consulting and the consulting arms of the Big Five accounting firms;

  . web consulting firms and online agencies, such as Proxicom and Razorfish;

  . advertising and new media companies, such as True North Communications and Omnicom;

  . the professional services groups of computer equipment companies, such as IBM and Compaq;

  . outsourcing firms, such as Computer Sciences Corporation and Electronic
    Data Systems;

  . general management consulting firms, such as Bain & Company and Booz
    Allen & Hamilton; and

  . internal IT departments of current and potential clients.

   Because relatively low barriers to entry characterize our market, we also expect other companies to enter our market. We believe that the principal competitive factors in our industry are:

  .  the speed of development and implementation of eBusiness systems;

  .  the quality of services and deliverables;

  .  technical, strategic and industry expertise;

  .  project management capabilities;

  .  reputation and experience of professionals delivering the service;

  .  the effectiveness of sales and marketing efforts;

  .  brand recognition;

  .  size of firm; and

  .  value of the services provided compared to the price of such services.

   Our performance enhancement business competes with numerous companies that provide incentive or performance enhancement services. These companies include Maritz, Inc., Carlson Marketing Group and BI Performance Services.

Intellectual Property Rights

   We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into such agreements, and limit access to and distribution of our proprietary information.

   Our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the solutions developed for them for specified periods of time or to specified third parties and there can be no assurance that clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse such solutions.

Employees, Recruiting and Training

   At March 1, 2000, we had 615 full time employees. Our headcount has increased an average of 50% per quarter for the last two fiscal quarters. We believe that we maintain high employee retention rates as compared to the industry average by paying competitive salaries, granting stock options and providing other benefits.

   We dedicate significant resources to our recruiting efforts. We believe a strong human resources and recruiting division is necessary to expand our current employee base and retain our high employee retention rates.

   Our internal recruiting efforts primarily focus on supplying quality personnel to each of our business units. In addition to the efforts of our in-house recruiting group, we seek to meet our hiring needs through:

  . referrals from our existing employees;

  . technical and executive search firms;

  . use of ITS, an online information tracking system which acts as a resume repository and search engine and also is used to distribute and track job requisitions;

  . online resume databases such as Monster.com and ComputerJobs.com; and

  . attendance at job fairs targeted to the specific talent we are seeking.

   In 2000, we intend to initiate a college recruiting program through CareerTrack, which has affiliations with over 1,000 U.S. colleges.

   We provide a one-week intensive training program for our new employees which is designed to educate them on our business strategy, the methodologies and technical competencies that are required for successful project delivery and our corporate culture. We also have formal, mandatory training for all of our employees in their core competencies on an annual and semi-annual basis. Our training programs utilize a comprehensive curriculum of courses that focus on such areas as project analysis, project management, programming languages and development skill sets. We strongly believe that comprehensive training is necessary to ensure that all aspects of the project cycle are performed by our employees in a uniform and consistent manner and that best practices are effectively utilized.

   Our employees are not represented by any union and, except for senior management and certain other employees, are retained on an at-will basis. We believe we have a good relationship with our employees.

Properties

   We lease a variety of offices and facilities for our operations. Our principal executive offices are currently located at 488 Madison Avenue, New York, NY 10022, where we maintain approximately 26,000 square feet under a lease that expires in 2008. We lease a total of approximately 200,000 square feet for our 31 offices in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, New York, Phoenix, San Francisco, Amsterdam and London. We recently entered into an agreement to lease approximately 105,000 square feet of space in the former Woolworth building in New York. This space is intended to become our new corporate headquarters in the future. The term of our lease is 10 years, with an option to renew for an additional five years.

   We believe that our properties are adequate for our current needs and that additional space will be available as needed.

Legal Proceedings

   We are involved in various lawsuits and claims incidental to our business. In the opinion of management, the ultimate liabilities, if any, resulting from these lawsuits and claims, will not materially affect our financial position or results of operations.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

   Our consolidated financial statements, incorporated by reference into this prospectus, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as stated in its report included therein, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   On January 21, 2000, we dismissed Holtz Rubenstein & Co., LLP as our independent public auditors. The decision to change independent public auditors was approved by our board of directors. No disagreements exist between us and Holtz Rubenstein & Co., LLP with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On January 21, 2000, we hired Deloitte & Touche LLP as our independent public auditors to replace Holtz Rubenstein & Co., LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

   We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

  . Our Annual Report on Form 10-K for the year ended August 31, 1999, filed with the SEC on November 29, 1999;

  . Our Quarterly Report on Form 10-Q for the quarter ended November 30,
    1999, filed with the SEC on January 14, 2000;

  . Our Current Report on Form 8-K, filed with the SEC on January 20, 2000;

  . Our Current Report on Form 8-K, filed with the SEC on January 28, 2000;
    and

  . Our Current Report on Form 8-K filed with the SEC on February 16, 2000.

   You may request a copy of these documents, which will be provided to you at no cost, by contacting: Xceed Inc., 488 Madison Avenue, New York, NY, 10022,
Attention: Investor Relations, (212) 962-7777, x7108.

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is correct as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock.






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[Logo of Xceed]

                               840,548 Shares of
                                  Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------


                                         , 2000

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--------------------------------------------------------------------------------

                                    PART II

Item 14. Other Expenses of Issuance and Distribution

   We estimate that expenses in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, will be as follows:

   Item                                                                 Amount
   ----                                                                 -------
   Registration fee.................................................... $ 5,867
   NASD filing fee.....................................................       0
   NASDAQ National Market listing fee..................................       0
   Attorneys' fees and expenses........................................ $ 5,000
   Accountants' fees and expenses...................................... $ 2,000
   Printing and engraving.............................................. $ 5,000
   Registrar's fees and expenses.......................................       0
   Miscellaneous.......................................................       0
                                                                        -------
     Total............................................................. $17,867

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act.

   Our certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law.

 Statutory Provisions

   Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any persons who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

   An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person.

 Our Charter Provisions

   Our certificate of incorporation limits the director's liability for monetary damages to our company and its stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the Delaware General Corporation Law as described above under "Statutory Provisions."

   To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers or persons controlling us, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

   Exhibit
   Number
   -------
    2(b)   Certificate of Merger (1)

    2(c)   Merger Agreement (1)

    2(d) Agreement and Plan of Merger and Reorganization between Xceed, Inc and Reset, Inc. (2)

    2(e)   Agreement and Plan of Merger by and among Xceed Inc., Xceed Merger,
           Inc., Mercury Seven, Inc. and the Shareholders of Mercury Seven,
           Inc. (3)

    2(f)   Certificate of Merger of Mercury Seven, Inc. into Xceed Merger, Inc.
           (3)

    2(g)   Agreement and Plan of Merger among Xceed Inc., Zabit & Associates,
           Inc. and the Shareholders Named Therein (3)

    2(h)   Certificate of Merger of Zabit & Associates, Inc. and the
           Shareholders Named Therein (3)

    3(b)   By-laws of the Registrant (4)

    3(a)   Certificate of Incorporation (Water-Jel), Amendments (3) (6) (7) (4)

    3(c)   Certificate of Incorporation of Xceed Inc. (5)
    3(d)   Certificate of Designation, Preferences and Rights of Series A
           Cumulative Convertible Preferred Stock as filed with the Secretary of State of Delaware on January 13, 2000 (6)

    4(a)   Form of Common Stock (7)

    4(b)   Form of Class A Warrant and Class B Warrants (8)

    4(c)   Form of Warrant Agreement (8)

    4(d) Form of Common Stock Purchase Warrant issued by Xceed Inc. to each of Peconic Fund, Inc., Leonardo L.P. and HTFP Investment, L.L.C. on
           January 13, 2000 (6)

    5(a)   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.*


   Exhibit
   Number
   -------
   10(d)   Copy of Non-Qualified Stock Option Plan (4)

   10(e)   Copy of 1990 Stock Option Plan (9)

   10(f)   Copy of 1995 Stock Option Plan (10)

   10(g) Agreement and Plan of Merger dated as of May 17, 1996, by and among Water-Jel and Journeycraft, Inc. et al. (11)

   10(h) Employment Agreement, dated as of July 1, 1996, by among the Company and Nurit Kahane Haase (11)

   10(i) Employment Agreement, dated as of December 11, 1996, by and among the Company and Werner Haase (11)

   10(j)   Stock Purchase Agreement among Xceed Inc., William Zabit and Joyce
           Weslowski (3)

   10(k)   Purchase Agreement by and among Xceed Inc., William Zabit and Joyce
           Weslowski (3)

   10(l)   Employment Agreement of Scott Mednick (12)

   10(m)   Employment Agreement of William Zabit (12)

   10(n)   Copy of 1998 Stock Option Plan (13)

   10(o)   Copy of 1999 Long Term Incentive Plan*

   10(p)   Subscription Agreement dated January 13, 2000 by and among Xceed
           Inc., Peconic Fund, Inc., Leonardo L.P. and HTFP Investment, L.L.C.
           (6)

   10(q)   Registration Rights Agreement dated January 13, 2000 by and among
           Xceed Inc., Peconic Fund, Inc., Leonardo L.P. and HTFP Investment,
           L.L.C. (6)

   10(r) Agreement and Plan of Merger dated as of February 8, 2000 by and among Xceed Inc., methodfive, inc. and the stockholders of methodfive, inc. (14)

   16(a) Letter from Holtz Rubenstein & Co., LLP regarding change of independent accountants (15)

   23(a)   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. dated [.],
           2000*

   23(b)   Consent of Independent Public Auditors*

   24(a)   Power of Attorney (included on signature page of this Form S-3)

--------
  *  To be filed by amendment
 (1) Incorporated by reference from our Registration Statement on Form 8-K, dated February 27, 1998 and filed with the Commission on February 27, 1998.
 (2) Incorporated by reference from our Report on Form 8-K dated August 13, 1998 and filed with the Commission on August 14, 1998.
 (3) Incorporated by reference from our Report on Form 8-K dated September 17, 1998 and filed with the Commission on September 17, 1998.
 (4) Incorporated by reference from Water-Jel's Registration Statement on Form S-18, File No. 2-90512-NY, initially filed with the Commission on January 8, 1998.
 (5) Incorporated by reference from our Report on Form 8-K, dated February 27, 1998 and filed with the Commission on February 28,1998.
 (6) Incorporated by reference from our Report on Form 8-K dated September 17, 1998 and filed with the Commission on January 20, 2000.
 (7) Incorporated by reference from our Registration Statement on Form S-18 filed with the Commission on April 12, 1989, Commission File No. 2-90512-NY.

 (8) Incorporated by reference from our Registration Statement on Form S-1, File No. 33-23910, initially filed with the Commission on August 23, 1998.
 (9) Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended August 31, 1990.
(10) Incorporated by reference from our Registration Statement on Form S-8, File No. 333-01685, initially filed with the Commission on March 13, 1996.
(11) Incorporated by reference from our Report on Form 8-K filed with the Commission on July 12, 1996.
(12) Incorporated by reference from our Registration Statement on Form S-3, Amendment No. 5 filed with the Commission on November 19, 1998, Registration No. 333-57173.
(13) Incorporated by reference from our Definitive Proxy Statement filed with the Commission on January 8, 1998.
(14) Incorporated by reference from our Report on Form 8-K dated February 9, 2000 and filed with the Commission on February 16, 2000.
(15) Incorporated by reference from our Report on Form 8-K dated January 21, 2000 and filed with the Commission on January 28, 2000.

Item 17. Undertakings

   Xceed hereby undertakes:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Xceed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Xceed certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on March 29, 2000.

                                         XCEED INC.

                                            /s/  Werner G. Haase
                                         By: __________________________________
                                            Name: Werner G. Haase
                                            Title: President, Chief Executive
                                         Officer and
                                                Co-Chairman

                               POWER OF ATTORNEY

   KNOWN BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Werner G. Haase, Scott A. Mednick and John P. Gandolfo, and each of them his true and lawful attorneys-in-fact and agents, will full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments), and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Scott A. Mednick          Chief Strategic Officer      March 29, 2000
______________________________________  and
           Scott A. Mednick             Co-Chairman

         /s/ Werner G. Haase           President, Chief Executive   March 29, 2000
______________________________________  Officer and
           Werner G. Haase              Co-Chairman (principal
                                        executive officer)

         /s/ William N. Zabit          Director                     March 29, 2000
______________________________________
           William N. Zabit

        /s/ John A. Bermingham         Director                     March 30, 2000
______________________________________
          John A. Bermingham

         /s/ Norman Docteroff          Director                     March 29, 2000
______________________________________
           Norman Docteroff

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Terry A. Anderson          Director                     March 29, 2000
______________________________________
          Terry A. Anderson

         /s/ John P. Gandolfo          Senior Vice President and    March 29, 2000
______________________________________  Chief Financial Officer
           John P. Gandolfo             (principal financial and
                                        accounting officer)